                                 NOB HILL VILLA

                                180 WALLACE ROAD

                              NASHVILLE, TENNESSEE

                         Market Value -Fee Simple Estate

                                As of May 5, 2003

                                  Prepared for:

                  Apartment Investment and Management Company

                                    (AIMCO)

                c/o Liner Yankelevitz Sunshine & Regenstreif LLP

                                        &

         Lieff Cabraser Heimann & Bernstein on behalf of Nuanes, et. al.

                                            [AMERICAN APPRAISAL ASSOCIATES LOGO]

                      [AMERICAN APPRAISAL ASSOCIATES LOGO]

                   [AMERICAN APPRAISAL ASSOCIATES LETTERHEAD]

                                                                    JULY 2, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: NOB HILL VILLA
    180 WALLACE ROAD
    NASHVILLE, DAVIDSON COUNTY, TENNESSEE

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 472 units with a total of 378,800 square feet of rentable area. The improvements were built in 1971. The improvements are situated on 18.02 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
NOB HILL VILLA, NASHVILLE, TENNESSEE

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 5, 2003 is:

                                  ($12,400,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  /s/ Frank Fehribach
July 2, 2003                      Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  Tennessee Temporary Practice Permit #00053573

Report By:
Daniel Salcedo
Tennessee Temporary Practice Permit #00053558

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...........................................             4
Introduction................................................             9
Area Analysis...............................................            11
Market Analysis.............................................            14
Site Analysis...............................................            16
Improvement Analysis........................................            16
Highest and Best Use........................................            17

                                    VALUATION

Valuation Procedure.........................................            18
Sales Comparison Approach...................................            20
Income Capitalization Approach..............................            26
Reconciliation and Conclusion...............................            37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Nob Hill Villa
LOCATION:                      180 Wallace Road
                               Nashville, Tennessee

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee simple estate

DATE OF VALUE:                 May 5, 2003
DATE OF REPORT:                July 2, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                     18.02 acres, or 784,951 square feet
     Assessor Parcel No.:      134-130-239
     Floodplain:               Community Panel No. 47037C3054F (April 20, 2001)
                               Flood Zone X, an area outside the floodplain.
     Zoning:                   RM-20 (Medium to High Density Apartment District)

BUILDING:
     No. of Units:             472 Units
     Total NRA:                378,800 Square Feet
     Average Unit Size:        803 Square Feet
     Apartment Density:        26.2 units per acre
     Year Built:               1971

UNIT MIX AND MARKET RENT:


                          GROSS RENTAL INCOME PROJECTION

                         Square              Market Rent          Monthly           Annual
Unit Type                 Feet           Per Unit     Per SF      Income            Income
1Br/1Ba -1A10             650              $420        $0.65      $97,440         $1,169,280
2Br/2Ba -2A20             950              $530        $0.56      $127,200        $1,526,400
                                                       Total      $224,640        $2,695,680

OCCUPANCY:                                 93%
ECONOMIC LIFE:                             45 Years
EFFECTIVE AGE:                             25 Years
REMAINING ECONOMIC LIFE:                   20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
NOB HILL VILLA, NASHVILLE, TENNESSEE

                              SUBJECT PHOTOGRAPHS

[PICTURE OF UNIT TYPE FACADE]                            [PICTURE OF UNIT TYPE]

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                      [MAP]

HIGHEST AND BEST USE:
     As Vacant:                   Hold for future multi-family development
     As Improved:                 Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
NOB HILL VILLA, NASHVILLE, TENNESSEE

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                       AMOUNT                          $/UNIT
---------------------                                       ------                          ------
Potential Rental Income                                  $  2,695,680                   $ 5,711

Effective Gross Income                                   $  2,765,952                   $ 5,860
Operating Expenses                                       $  1,490,578                   $ 3,158                  53.9% of EGI
Net Operating Income:                                    $  1,157,374                   $ 2,452

Capitalization Rate                                              9.50%
DIRECT CAPITALIZATION VALUE                              $ 12,200,000 *                 $25,847 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                              11%
Stabilized Vacancy & Collection Loss:                              10%
Lease-up / Stabilization Period                              N/A
Terminal Capitalization Rate                                    10.50%
Discount Rate                                                   12.00%
Selling Costs                                                    2.00%
Growth Rates:
       Income                                                    3.00%
       Expenses:                                                 3.00%
DISCOUNTED CASH FLOW VALUE                               $ 12,400,000 *                 $26,271 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                   $ 12,400,000                   $26,271 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)                $     26,844 to $69,167
       Range of Sales $/Unit (Adjusted)                  $     23,045 to $27,667
VALUE INDICATION - PRICE PER UNIT                        $ 12,300,000 *                 $26,059 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales                        4.82 to 6.60
       Selected EGIM for Subject                                 4.50
       Subject's Projected EGI                           $  2,765,952
EGIM ANALYSIS CONCLUSION                                 $12,400,000 *                  $26,271 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                         $12,700,000 *                  $26,907 / UNIT

RECONCILED SALES COMPARISON VALUE                        $12,400,000                    $26,271 / UNIT

------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
NOB HILL VILLA, NASHVILLE, TENNESSEE

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                      $12,300,000
     NOI Per Unit                                        $12,700,000
     EGIM Multiplier                                     $12,400,000
INDICATED VALUE BY SALES COMPARISON                      $12,400,000                    $26,271 / Unit

INCOME APPROACH:
     Direct Capitalization Method:                       $12,200,000
     Discounted Cash Flow Method:                        $12,400,000
INDICATED VALUE BY THE INCOME APPROACH                   $12,400,000                    $26,271 / Unit


RECONCILED OVERALL VALUE CONCLUSION:                     $12,400,000                    $26,271 / Unit

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 180 Wallace Road, Nashville, Davidson County, Tennessee. Nashville identifies it as 134-130-239.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Daniel Salcedo on May 5, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Daniel Salcedo performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Daniel Salcedo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 5, 2003. The date of the report is July 2, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
NOB HILL VILLA, NASHVILLE, TENNESSEE

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

"Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

     MARKETING PERIOD:              6 to 12 months
     EXPOSURE PERIOD:               6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
NOB HILL VILLA, NASHVILLE, TENNESSEE

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Nashville, Tennessee. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - I-24
West  - SR-31
South - Haywood Lane
North - Harding Road

MAJOR EMPLOYERS

Major employers in the subject's area include ComPlus, Concetra, Saturn Corporation, Gaylord Entertainment, Nissan Motor Manufacturing Corporation, Kroger Company, Reemay, Inc. United Parcel Service, First American National Bank, Shoney's Inc., Bell South, Inter-City Pro Corporation, NationsBank, and Bridgestone/Firestone. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
NOB HILL VILLA, NASHVILLE, TENNESSEE

                            NEIGHBORHOOD DEMOGRAPHICS

                                                            AREA
CATEGORY                                1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS      MSA
------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                          13,093          79,100         155,323      1,275,686
5-Year Population                           13,834          82,500         166,987      1,391,452
% Change CY-5Y                                 5.7%            4.3%            7.5%           9.1%
Annual Change CY-5Y                            1.1%            0.9%            1.5%           1.8%

HOUSEHOLDS
Current Households                           5,218          32,590          66,267        499,284
5-Year Projected Households                  5,492          34,105          71,459        550,820
% Change CY - 5Y                               5.3%            4.6%            7.8%          10.3%
Annual Change CY-5Y                            1.1%            0.9%            1.6%           2.1%

INCOME TRENDS
Median Household Income                   $ 30,139        $ 35,573        $ 37,725     $   45,328
Per Capita Income                         $ 16,197        $ 19,158        $ 22,059     $   23,901
Average Household Income                  $ 40,571        $ 46,247        $ 51,628     $   61,067

Source: Demographics Now


The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                            AREA
CATEGORY                                1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS       MSA
------------------------------------------------------------------------------------------------
HOUSING TRENDS

% of Households Renting                    54.19%          47.20%          47.35%         31.23%
5-Year Projected % Renting                 54.75%          46.89%          46.79%         30.53%

% of Households Owning                     31.73%          43.05%          42.91%         61.72%
5-Year Projected % Owning                  31.99%          43.72%          43.97%         62.91%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
NOB HILL VILLA, NASHVILLE, TENNESSEE

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Linbar Drive
South - Wallace Road
East  - Retail
West  - Residential

CONCLUSIONS

The subject is well located within the city of Nashville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                 MARKET ANALYSIS

The subject property is located in the city of Nashville in Davidson County. The overall pace of development in the subject's market is more or less decreasing. Based on our site inspection of the market area, there was no evidence of additional development for multifamily use. The following table illustrates historical vacancy rates for the subject's market.

                           HISTORICAL VACANCY RATE
Period                             Region                        Submarket
--------------------------------------------------------------------------
 1997                               5.5%                           5.0%
 1998                               6.7%                           6.0%
 1999                               5.9%                           5.8%
 2000                               5.9%                           6.0%
 2001                               8.3%                           7.7%
 2002                               8.0%                           8.0%

Source: Greater Nashville Apartment Association

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Occupancy in the subject's market area is expected to be around 92.0% in average. Any expected changes are caused by the short time fluctuations derived from the current economic situation affecting the local, regional and national markets.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                                      HISTORICAL AVERAGE RENT
Period                     Region         % Change       Submarket       % Change
---------------------------------------------------------------------------------
 1996                       $583             -             $512              -
 1997                       $604            3.6%           $530            3.5%
 1998                       $634            5.0%           $551            4.0%
 1999                       $647            2.1%           $564            2.4%
 2000                       $667            3.1%           $582            3.2%
 2001                       $677            1.5%           $573           -1.5%
 2002                       $685            1.2%           $570           -0.5%

Source: Greater Nashville Apartment Association

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
NOB HILL VILLA, NASHVILLE, TENNESSEE


                             COMPETITIVE PROPERTIES

 No.      Property Name       Units   Ocpy.    Year Built         Proximity to subject
-------------------------------------------------------------------------------------------------
R-1       South Brook          239     94%        1973       Approx. 0.6 miles east of subject
R-2       Welch Bend           478     94%        1976       Approx. .8 miles west of subject
R-3       Dominion House       200     99%        1973       Approx. 0.61 miles east of subject
R-4       Sunrise              200     92%        1974       Less than 0.2 miles south of subject
R-5       380 Harding          160     96%        1974       Approx. 0.7 miles northwest of subject
Subject   Nob Hill Villa       472     93%        1971

Rental rates are expected to stabilize.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
NOB HILL VILLA, NASHVILLE, TENNESSEE

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                  18.02 acres, or 784,951 square feet
  Shape                      Irregular
  Topography                 Slightly slope
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Average
  Flood Zone:
     Community Panel         47037C3054F, dated April 20, 2001
     Flood Zone              Zone X
  Zoning                     RM-20, the subject improvements represent a
                             legal conforming use of the site.

REAL ESTATE TAXES

                             ASSESSED VALUE - 2002               TAX RATE /     PROPERTY
PARCEL NUMBER          LAND        BUILDING        TOTAL         MILL RATE        TAXES
134-130-239          $294,400     $2,204,840     $2,499,240       0.04580       $114,465

IMPROVEMENT ANALYSIS
  Year Built                 1971
  Number of Units            472
  Net Rentable Area          378,800 Square Feet
  Construction:
    Foundation               Concrete block wall
    Frame                    Heavy or light wood
    Exterior Walls           Brick or masonry
    Roof                     Composition shingle over a wood truss structure
  Project Amenities          Amenities at the subject include a swimming pool,
                             spa/jacuzzi, tennis court, gym room, barbeque
                             equipment, meeting hall, laundry room, business
                             office, and parking area.
  Unit Amenities             Individual unit amenities include a balcony,
                             fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, and

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                      oven.

Unit Mix:

                                                 Unit Area
  Unit Type                 Number of Units      (Sq. Ft.)
----------------------------------------------------------
1Br/lBa -1A10                    232                650
2Br/2Ba -2A20                    240                950

Overall Condition                   Average
Effective Age                       25 years
Economic Life                       45 years
Remaining Economic Life             20 years
Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1971 and consist of a 472-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                                         THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
NOB HILL VILLA, NASHVILLE, TENNESSEE

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

 RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
NOB HILL VILLA, NASHVILLE, TENNESSEE

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
NOB HILL VILLA, NASHVILLE, TENNESSEE

  SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                COMPARABLE                    COMPARABLE
DESCRIPTION                                     SUBJECT                           I - 1                         I - 2
---------------------------------------------------------------------------------------------------------------------------------
Property Name                      Nob Hill Villa                    Prestige Pointe                Brentwood Oaks

Location:
  Address                          180 Wallace Road                  200 Paragon Place              100 Belle Valley Drive

  City, State                      Nashville, Tennessee              Nashville, TN                  Nashville, TN
  County                           Davidson                          Davidson                       Davidson
Physical Charateristics:
  Net Rentable Area (SF)           378,800                           181,327                        222,176
  Year Built                       1971                              1968                           1986
  Number of Units                  472                               179                            262
  Unit Mix:                        Type                     Total    Type                   Total   Type                    Total
                                   1Br/1Ba -1A10              232    1Br/1Ba                   52   1Br/1Ba                   130
                                   2Br/2Ba -2A20              240    2Br/1Ba                   96   2Br/2Ba                   116
                                                                     3Br/2.5Ba                 30   3Br/2.5Ba                  16
                                                                                                    2Br/2Ba                    60
                                                                                                    3Br/2Ba                    52

  Average Unit Size (SF)           803                               1,013                          848
  Land Area (Acre)                 18.0200                           11.4900                        51.6800
  Density (Units/Acre)             26.2                              15.6                           5.1
  Parking Ratio (Spaces/Unit)      2.20                              2.00                           2.40
  Parking Type (Gr., Cov., etc.)   Open                              Open                           Open
Condition:                         Good                              Average                        Good
Appeal:                            Average                           Good                           Good
Amenities:
  Pool/Spa                         Yes/Yes                           Yes/No                         Yes/No
  Gym Room                         Yes                               No                             Yes
  Laundry Room                     Yes                               Yes                            No
  Secured Parking                  No                                No                             Yes
  Sport Courts                     Yes                               Yes                            No
  Washer/Dryer Connection          Yes                               Yes                            No

Occupancy:                         93%                               94%                            93%
Transaction Data:
  Sale Date                                                          May, 2001                      August, 2001
  Sale Price ($)                                                     $5,500,000                     $13,885,700
  Grantor                                                              N/A                            N/A

  Grantee                                                            Paragon Place-GEAC LLC         Brentwood Oaks Apt LLC

  Sale Documentation                                                 Deed-20010531-0056399          Deed- 20010829-0093580
  Verification                                                       Gayner McKenzie                Abby Wittenmeier
  Telephone Number                                                   615.834.1380                   615.834.6257
Estimated Pro-Forma:                                                 Total $      $/Unit    $/SF      Total $     $/Unit    $/SF
  Potential Gross Income                                             $912,369     $5,097    $5.03   $3,098,858   $11,828   $13.95
  Vacancy/Credit Loss                                                $ 54,742     $  306    $0.30   $  216,920   $   828   $ 0.98
  Effective Gross Income                                             $857,627     $4,791    $4.73   $2,881,938   $11,000   $12.97
  Operating Expenses                                                 $396,377     $2,214    $2.19   $1,420,011   $ 5,420   $ 6.39
  Net Operating Income                                               $461,250     $2,577    $2.54   $1,461,927   $ 5,580   $ 6.58

Notes:                                                                Overall, slightly inferior     Overall, superior to subject
                                                                               to subject
  Price Per Unit                                                                $30,726                       $52,999
  Price Per Square Foot                                                         $ 30.33                       $ 62.50
  Expense Ratio                                                                    46.2%                         49.3%
  EGIM                                                                             6.41                          4.82
  Overall Cap Rate                                                                 8.39%                        10.53%
  Cap Rate based on Pro Forma or
    Actual Income?                                                             Pro Forma                     Pro Forma

                                            COMPARABLE                       COMPARABLE                       COMPARABLE
DESCRIPTION                                   I - 3                            I - 4                           I - 5
---------------------------------------------------------------------------------------------------------------------------------
Property Name                      Keystone Farms                  Preserve at Brentwood            Berkley Ridge

Location:
  Address                          5360 Edmonson Pike              370 Oakley Drive                 308 Plus Park Blvd

  City, State                      Nashville, TN                   Nashville, TN                    Nashville, TN
  County                           Davidson                        Davidson                         Davidson
Physical Charateristics:
  Net Rentable Area (SF)           102,510                         357,120                          227,408
  Year Built                       1998                            1997                             1972
  Number of Units                  90                              360                              244
  Unit Mix:                        Type                  Total     Type                     Total   Type                    Total
                                   2Br/2Ba                  58     1Br/1Ba                    132   1Br/1Ba                    90
                                   3Br/2.5Ba                32     2Br/1Ba                    180   2Br/1Ba                   130
                                                                   3Br/2Ba                     48   3Br/2.5Ba                  24



  Average Unit Size (SF)           1,139                           992                              932
  Land Area (Acre)                 9.7100                          26.3600                          18.1100
  Density (Units/Acre)             9.3                             13.7                             13.5
  Parking Ratio (Spaces/Unit)      2.40                            2.20                             2.80
  Parking Type (Gr., Cov., etc.)   Open                            Open,Carport/Garage              Open
Condition:                         Good                            Very Good                        Good
Appeal:                            Average                         Good                             Average
Amenities:
  Pool/Spa                         Yes/No                          Yes/No                           Yes/No
  Gym Room                         Yes                             Yes                              Yes
  Laundry Room                     No                              Yes                              Yes
  Secured Parking                  Yes                             Yes                              No
  Sport Courts                     No                              Yes                              No
  Washer/Dryer Connection          Yes                             Yes                              Yes

Occupancy:                         92%                             90%                              91%
Transaction Data:
  Sale Date                        December, 2001                  September, 2002                  June, 2002
  Sale Price ($)                   $5,510,000                      $24,900,000                      $6,550,000
  Grantor                            N/A                             The Morgan Group                 N/A

  Grantee                          Keystone Farms LLC              Invesco Realty Advisers          RCP Summittree LLC

  Sale Documentation               Deed-20011220-0140573           Deed-20020910-0109883            Dee-20010619-0064950
  Verification                     Monica M. Waltman               Elizabeth Sanchez                Heather Simpson
  Telephone Number                 615.837.8776                    615.837.1911                     615.361.6793
  Estimated Pro-Forma:              Total $     $/Unit    $/SF      Total $      $/Unit     $/SF     Total $     $/Unit     $/SF
  Potential Gross Income           $958,261    $10,647   $9.35     $4,194,624   $11,652    $11.75    $1,154,130  $4,730     $5.08
  Vacancy/Credit Loss              $ 76,661    $   852   $0.75     $  419,463   $ 1,165    $ 1.17    $  103,871  $  426     $0.46
  Effective Gross Income           $881,600    $ 9,796   $8.60     $3,775,161   $10,487    $10.57    $1,050,259  $4,304     $4.62
  Operating Expenses               $375,140    $ 4,168   $3.66     $1,524,561   $ 4,235    $ 4.27    $  502,109  $2,058     $2.21
  Net Operating Income             $506,460    $ 5,627   $4.94     $2,250,600   $ 6,252    $ 6.30    $  548,150  $2,247     $2.41

Notes:                              Overall, slightly superior       Overall, superior to subject        Overall, comparable to
                                            to subject                                                         to subject
  Price Per Unit                            $61,222                         $69,167                             $26,844
  Price Per Square Foot                     $ 53.75                         $ 69.72                             $ 28.80
  Expense Ratio                                42.6%                          40.4%                                47.8%
  EGIM                                         6.25                           6.60                                 6.24
  Overall Cap Rate                             9.19%                          9.04%                                8.37%
  Cap Rate based on Pro Forma or
    Actual Income?                         Pro Forma                       Pro Forma                            Pro Forma

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $26,844 to $69,167 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $23,045 to $27,667 per unit with a mean or average adjusted price of $25,784 per unit. The median adjusted price is $26,499 per unit. Based on the following analysis, we have concluded to a value of $26,000 per unit, which results in an "as is" value of $12,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
NOB HILL VILLA, NASHVILLE, TENNESSEE
SALES ADJUSTMENT GRID

                                                               COMPARABLE                   COMPARABLE
             DESCRIPTION                 SUBJECT                  I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------------
Property Name                        Nob Hill Villa          Prestige Pointe              Brentwood Oaks


Address                              180 Wallace Road        200 Paragon Place            100 Belle Valley
                                                                                          Drive

City                                 Nashville, Tennessee    Nashville, TN                Nashville, TN
Sale Date                                                    May, 2001                    August, 2001
Sale Price ($)                                               $5,500,000                   $13,885,700
Net Rentable Area (SF)               378,800                 181,327                      222,176
Number of Units                      472                     179                          262
Price Per Unit                                               $30,726                      $52,999
Year Built                           1971                    1968                         1986
Land Area (Acre)                     18.0200                 11.4900                      51.6800
VALUE ADJUSTMENTS                    DESCRIPTION             DESCRIPTION          ADJ.    DESCRIPTION         ADJ.
Property Rights Conveyed             Fee Simple Estate       Fee Simple Estate      0%    Fee Simple Estate     0%
Financing                                                    Cash To Seller         0%    Cash To Seller        0%
Conditions of Sale                                           Arm's Length           0%    Arm's Length          0%
Date of Sale (Time)                                          05-2001                0%    08-2001               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                          $30,726                      $52,999
Location                                                     Comparable             0%    Comparable            0%
Number of Units                      472                     179                  -15%    262                 -10%
Quality / Appeal                     Good                    Superior             -15%    Superior            -15%
Age / Condition                      1971                    1968 / Average         0%    1986 / Good         -25%
Occupancy at Sale                    93%                     94%                    0%    93%                   0%
Amenities                            Good                    Comparable             0%    Comparable            0%
Average Unit Size (SF)               803                     1,013                  5%    848                   0%
PHYSICAL ADJUSTMENT                                                               -25%                        -50%
FINAL ADJUSTED VALUE ($/UNIT)                                $23,045                      $26,499

                                       COMPARABLE                    COMPARABLE                    COMPARABLE
             DESCRIPTION                 I - 3                         I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------
Property Name                        Keystone Farms                Preserve at                   Berkley Ridge
                                                                   Brentwood

Address                              5360 Edmonson                 370 Oakley Drive              308 Plus Park
                                     Pike                                                        Blvd

City                                 Nashville, TN                 Nashville, TN                 Nashville, TN
Sale Date                            December, 2001                September, 2002               June, 2002
Sale Price ($)                       $5,510,000                    $24,900,000                   $6,550,000
Net Rentable Area (SF)               102,510                       357,120                       227,408
Number of Units                      90                            360                           244
Price Per Unit                       $61,222                       $69,167                       $26,844
Year Built                           1998                          1997                          1972
Land Area (Acre)                     9.7100                        26.3600                       18.1100
VALUE ADJUSTMENTS                    DESCRIPTION          ADJ.     DESCRIPTION          ADJ.     DESCRIPTION         ADJ.
Property Rights Conveyed             Fee Simple Estate      0%     Fee Simple Estate      0%     Fee Simple Estate     0%
Financing                            Cash To Seller         0%     Cash To Seller         0%     Cash To Seller        0%
Conditions of Sale                   Arm's Length           0%     Arm's Length           0%     Arm's Length          0%
Date of Sale (Time)                  12-2001                0%     09-2002                0%     06-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)  $61,222                       $69,167                       $26,844
Location                             Comparable             0%     Comparable             0%     Comparable            0%
Number of Units                      90                   -20%     360                   -5%     244                 -10%
Quality / Appeal                     Superior             -15%     Superior             -10%     Comparable            0%
Age / Condition                      1998 / Good          -25%     1997 / Very Good     -45%     1972 / Good           0%
Occupancy at Sale                    92%                    0%     90%                    0%     91%                   0%
Amenities                            Comparable             0%     Comparable             0%     Comparable            0%
Average Unit Size (SF)               1,139                  5%     992                    0%     932                   0%
PHYSICAL ADJUSTMENT                                       -55%                          -60%                         -10%
FINAL ADJUSTED VALUE ($/UNIT)        $27,550                       $27,667                       $24,160

VALUE RANGE (PER UNIT)                         $23,045  TO  $27,667
MEAN (PER UNIT)                                $25,784
MEDIAN (PER UNIT)                              $26,499
VALUE CONCLUSION (PER UNIT)                    $26,000

VALUE INDICATED BY SALES COMPARISON APPROACH                   $12,272,000
ROUNDED                                                        $12,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
NOB HILL VILLA, NASHVILLE, TENNESSEE

                             NOI PER UNIT COMPARISON

                               SALE PRICE                         NOI/            SUBJECT NOI
COMPARABLE       NO. OF        ----------                      --------          --------------      ADJUSTMENT        INDICATED
    NO.          UNITS         PRICE/UNIT       OAR            NOI/UNIT          SUBJ. NOI/UNIT        FACTOR          VALUE/UNIT
---------------------------------------------------------------------------------------------------------------------------------
   I-1            179         $ 5,500,000       8.39%         $  461,250           $1,157,374          0.952            $29,239
                              $    30,726                     $    2,577           $    2,452
   I-2            262         $13,885,700      10.53%         $1,461,927           $1,157,374          0.439            $23,290
                              $    52,999                     $    5,580           $    2,452
   I-3             90         $ 5,510,000       9.19%         $  506,460           $1,157,374          0.436            $26,677
                              $    61,222                     $    5,627           $    2,452
   I-4            360         $24,900,000       9.04%         $2,250,600           $1,157,374          0.392            $27,129
                              $    69,167                     $    6,252           $    2,452
   I-5            244         $ 6,550,000       8.37%         $  548,150           $1,157,374          1.091            $29,300
                              $    26,844                     $    2,247           $    2,452

                                   PRICE/UNIT

  Low               High             Average               Median
$23,290           $29,300            $27,127              $27,129

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                   $    27,000
Number of Units                                                    472


Value Based on NOI Analysis                                $12,744,000
                                     Rounded               $12,700,000

The adjusted sales indicate a range of value between $23,290 and $29,300 per unit, with an average of $27,127 per unit. Based on the subject's competitive position within the improved sales, a value of $27,000 per unit is estimated. This indicates an "as is" market value of $12,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
NOB HILL VILLA, NASHVILLE, TENNESSEE

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                 SALE PRICE
COMPARABLE        NO. OF         ----------            EFFECTIVE          OPERATING                         SUBJECT
   NO.            UNITS          PRICE/UNIT          GROSS INCOME          EXPENSE           OER         PROJECTED OER        EGIM
----------------------------------------------------------------------------------------------------------------------------------
  I-1              179           $ 5,500,000         $    857,627         $  396,377        46.22%                            6.41
                                 $    30,726
  I-2              262           $13,885,700         $  2,881,938         $1,420,011        49.27%                            4.82
                                 $    52,999
  I-3               90           $ 5,510,000         $    881,600         $  375,140        42.55%                            6.25
                                 $    61,222                                                                53.89%
  I-4              360           $24,900,000         $  3,775,161         $1,524,561        40.38%                            6.60
                                 $    69,167
  I-5              244           $ 6,550,000         $  1,050,259         $  502,109        47.81%                            6.24
                                 $    26,844

                                      EGIM

Low               High           Average             Median
4.82              6.60            6.06                6.25

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                4.50
Subject EGI                           $ 2,765,952
Value Based on EGIM Analysis          $12,446,784
                            Rounded   $12,400,000
          Value Per Unit              $    26,271

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 53.89% before reserves. The comparable sales indicate a range of expense ratios from 40.38% to 49.27%, while their EGIMs range from 4.82 to 6.60. Overall, we conclude to an EGIM of 4.50, which results in an "as is" value estimate in the EGIM Analysis of $12,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,400,000.

Price Per Unit                          $12,300,000
NOI Per Unit                            $12,700,000
EGIM Analysis                           $12,400,000

Sales Comparison Conclusion             $12,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
NOB HILL VILLA, NASHVILLE, TENNESSEE

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
NOB HILL VILLA, NASHVILLE, TENNESSEE

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                     Average
                        Unit Area           ------------------------
Unit Type               (Sq. Ft.)           Per Unit          Per SF         %Occupied
1Br/1Ba -1A10              650                $426            $0.66             97.0%
2Br/2Ba -2A20              950                $540            $0.57             88.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                                                          COMPARABLE RENTS
                                                         ----------------------------------------------
                                                           R-1      R-2      R-3     R-4        R-5
                                                         ----------------------------------------------
                                                          South    Welch  Dominion
                                                          Brook    Bend     House  Sunrise  380 Harding

                                                         ----------------------------------------------
                                                                        COMPARISON TO SUBJECT
                                         SUBJECT SUBJECT ----------------------------------------------
                            SUBJECT UNIT ACTUAL  ASKING                   Slightly Slightly
DESCRIPTION                    TYPE       RENT    RENT   Inferior Similar Superior Inferior   Similar    MIN    MAX  MEDIAN AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba -1A10 $   426 $   410  $  447   $ 416   $  475   $ 442     $   460   $ 416 $  475 $  447 $   448
Unit Area (SF)                               650     650     650     660      678     594         656     594    678    656     648
Monthly Rent Per Sq. Ft.                 $  0.66 $  0.63  $ 0.69   $0.63   $ 0.70   $0.74     $  0.70   $0.63 $ 0.74 $ 0.70 $  0.69

Monthly Rent               2Br/2Ba -2A20 $   540 $   499  $  518   $ 556   $  575             $   603   $ 518 $  603 $  566 $   563
Unit Area (SF)                               950     950     925     916      936               1,051     916  1,051    931     957
Monthly Rent Per Sq. Ft.                 $  0.57 $  0.53  $ 0.56   $0.61   $ 0.61             $  0.57   $0.56 $ 0.61 $ 0.59 $  0.59

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                           Market Rent
                                      Unit Area     -----------------------     Monthly        Annual
Unit Type         Number of Units     (Sq. Ft.)      Per Unit       Per SF       Income        Income
-------------------------------------------------------------------------------------------------------
1Br/1Ba -1A10          232              650            $420          $0.65      $ 97,440     $1,169,280
2Br/2Ba -2A20          240              950            $530          $0.56      $127,200     $1,526,400
                                                                     Total      $224,640     $2,695,680

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
NOB HILL VILLA, NASHVILLE, TENNESSEE

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL                FISCAL                FISCAL
                              YEAR       2000       YEAR       2001       YEAR       2002
                           --------------------  --------------------  --------------------
DESCRIPTION                        ACTUAL                ACTUAL                ACTUAL
                           --------------------  --------------------  --------------------
                              TOTAL    PER UNIT    TOTAL     PER UNIT     TOTAL    PER UNIT
---------------------------------------------------------------------------------------------
Revenues
Rental Income              $2,968,588  $  6,289  $3,030,079  $  6,420  $2,821,823  $  5,978

Vacancy                    $  173,776  $    368  $  260,870  $    553  $  259,134  $    549
Credit Loss/Concessions    $   64,309  $    136  $  142,061  $    301  $   39,774  $     84
Subtotal                   $  238,085  $    504  $  402,931  $    854  $  298,908  $    633
Laundry Income             $   52,699  $    112  $   77,583  $    164  $   56,300  $    119
Garage Revenue             $        0  $      0  $        0  $      0  $        0  $      0
Other Misc. Revenue        $  120,712  $    256  $  113,358  $    240  $  290,811  $    616
Subtotal Other Income      $  173,411  $    367  $  190,941  $    405  $  347,111  $    735
Effective Gross Income     $2,903,914  $  6,152  $2,818,089  $  5,971  $2,870,026  $  6,081
Operating Expenses
Taxes                      $  204,648  $    434  $  222,121  $    471  $  224,697  $    476
Insurance                  $   49,391  $    105  $   75,976  $    161  $   83,783  $    178
Utilities                  $  316,579  $    671  $  300,073  $    636  $  362,071  $    767
Repair & Maintenance       $  144,408  $    306  $  174,070  $    369  $  140,056  $    297
Cleaning                   $        0  $      0  $        0  $      0  $        0  $      0
Landscaping                $   76,752  $    163  $   94,539  $    200  $   91,314  $    193
Security                   $        0  $      0  $        0  $      0  $        0  $      0
Marketing & Leasing        $   28,755  $     61  $   30,078  $     64  $   28,457  $     60
General Administrative     $  318,329  $    674  $  393,973  $    835  $  329,838  $    699
Management                 $  147,565  $    313  $  151,550  $    321  $  137,626  $    292
Miscellaneous              $        0  $      0  $        0  $      0  $        0  $      0
Total Operating Expenses   $1,286,427  $  2,725  $1,442,380  $  3,056  $1,397,842  $  2,962
Reserves                   $        0  $      0  $        0  $      0  $        0  $      0
Net Income                 $1,617,487  $  3,427  $1,375,709  $  2,915  $1,472,184  $  3,119

                              FISCAL
                               YEAR       2003    ANNUALIZED   2003
                            --------------------  --------------------
DESCRIPTION                   MANAGEMENT BUDGET       PROJECTION                AAA PROJECTION
                            --------------------  --------------------  ------------------------------
                              TOTAL     PER UNIT     TOTAL    PER UNIT    TOTAL     PER UNIT       %
------------------------------------------------------------------------------------------------------
Revenues
Rental Income               $2,709,206  $  5,740  $2,692,512  $  5,704  $2,695,680  $  5,711    100.0%

Vacancy                     $  151,068  $    320  $  329,452  $    698  $  215,654  $    457      8.0%
Credit Loss/Concessions     $   12,100  $     26  $  134,868  $    286  $   53,914  $    114      2.0%
Subtotal                    $  163,168  $    346  $  464,320  $    984  $  269,568  $    571     10.0%
Laundry Income              $   56,384  $    119  $   58,608  $    124  $   56,640  $    120      2.1%
Garage Revenue              $        0  $      0  $        0  $      0  $        0  $      0      0.0%
Other Misc. Revenue         $  303,200  $    642  $  405,136  $    858  $  283,200  $    600     10.5%
Subtotal Other Income       $  359,584  $    762  $  463,744  $    983  $  339,840  $    720     12.6%
Effective Gross Income      $2,905,622  $  6,156  $2,691,936  $  5,703  $2,765,952  $  5,860    100.0%
Operating Expenses
Taxes                       $  224,696  $    476  $  224,696  $    476  $  224,200  $    475      8.1%
Insurance                   $   92,592  $    196  $  103,548  $    219  $   94,400  $    200      3.4%
Utilities                   $  345,880  $    733  $  385,940  $    818  $  365,800  $    775     13.2%
Repair & Maintenance        $  154,460  $    327  $  282,060  $    598  $  188,800  $    400      6.8%
Cleaning                    $        0  $      0  $        0  $      0  $        0  $      0      0.0%
Landscaping                 $   98,364  $    208  $  143,508  $    304  $   94,400  $    200      3.4%
Security                    $        0  $      0  $        0  $      0  $        0  $      0      0.0%
Marketing & Leasing         $   28,622  $     61  $   43,928  $     93  $   30,680  $     65      1.1%
General Administrative      $  326,394  $    692  $  430,856  $    913  $  354,000  $    750     12.8%
Management                  $  136,921  $    290  $  121,768  $    258  $  138,298  $    293      5.0%
Miscellaneous               $        0  $      0  $        0  $      0  $        0  $      0      0.0%
Total Operating Expenses    $1,407,929  $  2,983  $1,736,304  $  3,679  $1,490,578  $  3,158     53.9%
Reserves                    $        0  $      0  $        0  $      0  $  118,000  $    250      7.9%
Net Income                  $1,497,693  $  3,173  $  955,632  $  2,025  $1,157,374  $  2,452     41.8%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
NOB HILL VILLA, NASHVILLE, TENNESSEE

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

 CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

 DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                         KORPACZ NATIONAL INVESTOR SURVEY
                                 1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET
                               CAPITALIZATION RATES

                      GOING-IN                     TERMINAL
                  LOW         HIGH             LOW         HIGH
Range            6.00%        10.00%          7.00%       10.00%
Average                 8.14%                       8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
NOB HILL VILLA, NASHVILLE, TENNESSEE

                SUMMARY OF OVERALL
               CAPITALIZATION RATES

Comp. No.   Sale Date     Occup.   Price/Unit      OAR
------------------------------------------------------
  1-1        May-01        94%      $30,726      8.39%
  1-2        Aug-01        93%      $52,999     10.53%
  1-3        Dec-01        92%      $61,222      9.19%
  1-4        Sep-02        90%      $69,167      9.04%
  1-5        Jun-02        91%      $26,844      8.37%
                                     High       10.53%
                                     Low         8.37%
                                     Average     9.10%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $12,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
NOB HILL VILLA, NASHVILLE, TENNESSEE

approximately 38% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                 NOB HILL VILLA

           YEAR                         APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
        FISCAL YEAR                        1              2            3              4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,695,680    $2,776,550    $2,859,847    $2,945,642    $3,034,012    $3,125,032

  Vacancy                              $  215,654    $  222,124    $  228,788    $  235,651    $  242,721    $  250,003
  Credit Loss                          $   53,914    $   55,531    $   57,197    $   58,913    $   60,680    $   62,501
  Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  269,568    $  277,655    $  285,985    $  294,564    $  303,401    $  312,503
  Laundry Income                       $   56,640    $   58,339    $   60,089    $   61,892    $   63,749    $   65,661
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  283,200    $  291,696    $  300,447    $  309,460    $  318,744    $  328,306
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $  339,840    $  350,035    $  360,536    $  371,352    $  382,493    $  393,968
                                       --------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                 $2,765,952    $2,848,931    $2,934,398    $3,022,430    $3,113,103    $3,206,496

OPERATING EXPENSES:
  Taxes                                $  224,200    $  230,926    $  237,854    $  244,989    $  252,339    $  259,909
  Insurance                            $   94,400    $   97,232    $  100,149    $  103,153    $  106,248    $  109,435
  Utilities                            $  365,800    $  376,774    $  388,077    $  399,720    $  411,711    $  424,062
  Repair & Maintenance                 $  188,800    $  194,464    $  200,298    $  206,307    $  212,496    $  218,871
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $   94,400    $   97,232    $  100,149    $  103,153    $  106,248    $  109,435
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   30,680    $   31,600    $   32,548    $   33,525    $   34,531    $   35,567
  General Administrative               $  354,000    $  364,620    $  375,559    $  386,825    $  398,430    $  410,383
  Management                           $  138,298    $  142,447    $  146,720    $  151,122    $  155,655    $  160,325
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,490,578    $1,535,295    $1,581,354    $1,628,794    $1,677,658    $1,727,988

  Reserves                             $  118,000    $  121,540    $  125,186    $  128,942    $  132,810    $  136,794

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,157,374    $1,192,096    $1,227,859    $1,264,694    $1,302,635    $1,341,714

  Operating Expense Ratio (% of EGI)         53.9%         53.9%         53.9%         53.9%         53.9%         53.9%
  Operating Expense Per Unit           $    3,158    $    3,253    $    3,350    $    3,451    $    3,554    $    3,661

           YEAR                         APR-2010      APR-2011      APR-2012      APR-2013       APR-2014
        FISCAL YEAR                         7            8             9             10             11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $3,218,783    $3,315,346    $3,414,807    $3,517,251    $3,622,769

  Vacancy                              $  257,503    $  265,228    $  273,185    $  281,380    $  289,821
  Credit Loss                          $   64,376    $   66,307    $   68,296    $   70,345    $   72,455
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  321,878    $  331,535    $  341,481    $  351,725    $  362,277
  Laundry Income                       $   67,631    $   69,660    $   71,750    $   73,902    $   76,119
  GarageRevenue                        $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  338,156    $  348,300    $  358,749    $  369,512    $  380,597
                                       ------------------------------------------------------------------
    Subtotal Other Income              $  405,787    $  417,960    $  430,499    $  443,414    $  456,717
                                       ------------------------------------------------------------------

EFFECTIVE GROSS INCOME                 $3,302,691    $3,401,772    $3,503,825    $3,608,940    $3,717,208

OPERATING EXPENSES:
  Taxes                                $  267,707    $  275,738    $  284,010    $  292,530    $  301,306
  Insurance                            $  112,719    $  116,100    $  119,583    $  123,171    $  126,866
  Utilities                            $  436,784    $  449,888    $  463,384    $  477,286    $  491,605
  Repair & Maintenance                 $  225,437    $  232,200    $  239,166    $  246,341    $  253,731
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $  112,719    $  116,100    $  119,583    $  123,171    $  126,866
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   36,634    $   37,733    $   38,865    $   40,030    $   41,231
  GeneralAdministrative                $  422,695    $  435,375    $  448,437    $  461,890    $  475,746
  Management                           $  165,135    $  170,089    $  175,191    $  180,447    $  185,860
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,779,828    $1,833,222    $1,888,219    $1,944,866    $2,003,212

  Reserves                             $  140,898    $  145,125    $  149,479    $  153,963    $  158,582

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $1,381,966    $1,423,425    $1,466,127    $1,510,111    $1,555,414

  Operating Expense Ratio (% of EGI)         53.9%         53.9%         53.9%         53.9%         53.9%
  Operating Expense Per Unit           $    3,771    $    3,884    $    4,000    $    4,120    $    4,244

Estimated Stabilized NOI               $1,157,374         Sales Expense Rate         2.00%
Months to Stabilized                            1         Discount Rate             12.00%
Stabilized Occupancy                         92.0%        Terminal Cap Rate         10.50%

                              "DCF" VALUE ANALYSIS

Gross Residual Sale Price                $ 14,813,471             Deferred Maintenance                  $         0
  Less: Sales Expense                    $    296,269             Add: Excess Land                      $         0
                                         ------------
Net Residual Sale Price                  $ 14,517,201             Other Adjustments                     $         0
                                                                                                        -----------
PV of Reversion                          $  4,674,150             Value Indicated By "DCF"              $12,416,546
Add: NPV of NOI                          $  7,742,395             Rounded                               $12,400,000
                                         ------------
PV Total                                 $ 12,416,546

                          "DCF" VALUE SENSITIVITY TABLE

       TOTAL VALUE                                                  DISCOUNT RATE
                                           11.50%           11.75%          12.00%          12.25%           12.50%
                         10.00%      $13,056,920      $12,851,386     $12,650,253     $12,453,413      $12,260,758
                         10.25%      $12,931,739      $12,728,977     $12,530,549     $12,336,348      $12,146,269
                         10.50%      $12,812,518      $12,612,397     $12,416,546     $12,224,859      $12,037,233
TERMINAL CAP RATE        10.75%      $12,698,843      $12,501,239     $12,307,845     $12,118,554      $11,933,267
                         11.00%      $12,590,335      $12,395,134     $12,204,084     $12,017,082      $11,834,027

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
NOB HILL VILLA, NASHVILLE, TENNESSEE

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                 Nob Hill Villa

                                                           TOTAL      PER SQ. FT.      PER UNIT        %OF EGI
---------------------------------------------------------------------------------------------------------------
REVENUE

    Base Rent                                          $ 2,695,680    $      7.12     $     5,711
    Less: Vacancy & Collection             10.00%      $   269,568    $      0.71     $       571
    Loss
    Plus: Other Income
      Laundry Income                                   $    56,640    $      0.15     $       120       2.05%
      Garage Revenue                                   $         0    $      0.00     $         0       0.00%
      Other Misc. Revenue                              $   283,200    $      0.75     $       600      10.24%
                                                       -----------------------------------------------------
          Subtotal Other Income                        $   339,840    $      0.90     $       720      12.29%
EFFECTIVE GROSS INCOME                                 $ 2,765,952    $      7.30     $     5,860
OPERATING EXPENSES:
    Taxes                                              $   224,200    $      0.59     $       475       8.11%
    Insurance                                          $    94,400    $      0.25     $       200       3.41%
    Utilities                                          $   365,800    $      0.97     $       775      13.23%
    Repair & Maintenance                               $   188,800    $      0.50     $       400       6.83%
    Cleaning                                           $         0    $      0.00     $         0       0.00%
    Landscaping                                        $    94,400    $      0.25     $       200       3.41%
    Security                                           $         0    $      0.00     $         0       0.00%
    Marketing & Leasing                                $    30,680    $      0.08     $        65       1.11%
    General Administrative                  5.00%      $   354,000    $      0.93     $       750      12.80%
    Management                                         $   138,298    $      0.37     $       293       5.00%
    Miscellaneous                                      $         0    $      0.00     $         0       0.00%
TOTAL OPERATING EXPENSES                               $ 1,490,578    $      3.93     $     3,158      53.89%
    RESERVES                                           $   118,000    $      0.31     $       250       4.27%
                                                       -----------------------------------------------------
NET OPERATING INCOME                                   $ 1,157,374    $      3.06     $     2,452      41.84%
                                                       -----------------------------------------------------

    "GOING IN" CAPITALIZATION RATE                            9.50%
    VALUE INDICATION                                   $12,182,888    $   32.16    $25,811
    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)               $12,182,888
                            ROUNDED                    $12,200,000    $   32.21    $25,847
                                                       -----------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
NOB HILL VILLA, NASHVILLE, TENNESSEE

      DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  8.75%        $13,227,136       $13,200,000       $27,966        $34.85
  9.00%        $12,859,716       $12,900,000       $27,331        $34.05
  9.25%        $12,512,156       $12,500,000       $26,483        $33.00
  9.50%        $12,182,888       $12,200,000       $25,847        $32.21
  9.75%        $11,870,507       $11,900,000       $25,212        $31.41
 10.00%        $11,573,744       $11,600,000       $24,576        $30.62
 10.25%        $11,291,458       $11,300,000       $23,941        $29.83

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $12,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $12,400,000
Direct Capitalization Method            $12,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
NOB HILL VILLA, NASHVILLE, TENNESSEE

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                            Not Utilized
Sales Comparison Approach                                $12,400,000
Income Approach                                          $12,400,000
Reconciled Value                                         $12,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 5, 2003 the market value of the fee simple estate in the property is:

                                  $12,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
NOB HILL VILLA, NASHVILLE, TENNESSEE


                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
NOB HILL VILLA, NASHVILLE, TENNESSEE

                               SUBJECT PHOTOGRAPHS

[PICTURE OF UNIT TYPE FACADE]                   [PICTURE OF UNIT TYPE]

[PICTURE OF BEDROOM]                            [PICTURE OF BEDROOM]

[PICTURE OF LIVING ROOM AREA]                   [PICTURE OF LIVING ROOM AREA]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
NOB HILL VILLA, NASHVILLE, TENNESSEE


                            SUBJECT PHOTOGRAPHS

[PICTURE OF POOL]                               [PICTURE OF FITNESS CENTER]

[PICTURE OF SITE IMPROVEMENTS]                  [PICTURE OF MAIN ENTRANCE]

[PICTURE OF WALLACE ROAD-SOUTH]                 [PICTURE OF WALLACE ROAD-NORTH]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
NOB HILL VILLA, NASHVILLE, TENNESSEE

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

 COMPARABLE I-I                COMPARABLE I-2                COMPARABLE I-3
 PRESTIGE POINTE               BRENTWOOD OAKS                KEYSTONE FARMS
200 Paragon Place           100 Belle Valley Drive          5360 Edmonson Pike
  Nashville, TN                Nashville, TN                 Nashville, TN
   [PICTURE]                     [PICTURE]                      [PICTURE]


   COMPARABLE I-4             COMPARABLE I-5
PRESERVE AT BRENTWOOD         BERKLEY RIDGE
  370 Oakley Drive          308 Plus Park Blvd
   Nashville, TN              Nashville, TN
    [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
NOB HILL VILLA, NASHVILLE, TENNESSEE

   SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                              COMPARABLE
DESCRIPTION                                           SUBJECT                                   R - 1
  Property Name                   Nob Hill Villa                                     South Brook
  Management Company              AIMCO                                              Volunteer Properties
LOCATION:
  Address                         180 Wallace Road                                   5101 Lindbar Drive
  City, State                     Nashville, Tennessee                               Nashville, TN
  County                          Davidson                                           Davidson
  Proximity to Subject                                                               Approx. 0.6 miles east of subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          378,800                                            181,640
  Year Built                      1971                                               1973
  Effective Age                   25                                                 10
  Building Structure Type         Brick & wood siding walls; asphalt shingle         Brick & wood siding walls; asphalt shingle
                                  roof                                               roof
  Parking Type (Gr., Cov., etc.)  Open                                               Open
  Number of Units                 472                                                239
  Unit Mix:                               Type        Unit   Qty.   Mo. Rent               Type       Unit    Qty.    Mo. Rent
                                  1   1Br/1Ba-1A10    650    232     $ 426           1    1Br/1Ba     650     143      $ 447
                                  2   2Br/2Ba-2A20    950    240     $ 540           2    2 Br/2Ba    925      96      $ 518


  Average Unit Size (SF)          803                                                760
  Unit Breakdown:                     Efficiency       0%     2-Bedroom     39%       Efficiency       0%      2-Bedroom      41%
                                      1-Bedroom       61%     3-Bedroom      0%       1-Bedroom        59%     3-Bedroom      0%
CONDITION:                        Good                                               Good
APPEAL:                           Average                                            Fair
AMENITIES:
   Unit Amenities                          Attach. Garage           Vaulted Ceiling         Attach. Garage           Vaulted Ceiling
                                    X      Balcony                  W/D Connection          Balcony                  W/D Connection
                                    X      Fireplace                Other                   Fireplace                Other
                                    X      Cable TV Ready                              X    Cable TV Ready
   Project Amenities                X      Swimming Pool                               X    Swimming Pool
                                    X      Spa/Jacuzzi              Car Wash                Spa/Jacuzzi              Car Wash
                                           Basketball Court   X     BBQ Equipment           Basketball Court         BBQ Equipment
                                           Volleyball Court         Theater Room            Volleyball Court         Theater Room
                                           Sand Volley Ball   X     Meeting Hall            Sand Volley Ball  X      Meeting Hall
                                    X      Tennis Court             Secured Parking         Tennis Court             Secured Parking
                                           Racquet Ball       X     Laundry Room            Racquet Ball      X      Laundry Room
                                           Jogging Track      X     Business Office         Jogging Track            Business Office
                                    X      Gym Room                                         Gym Room

OCCUPANCY:                        93%                                                94%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                     3 to 12 months
  Concessions                     $99 deposit and no application fee                 $300 off first month
  Pet Deposit                     $300/$20Mnth                                       $300
  Utilities Paid by Tenant:         X      Electric                 Natural Gas        X    Electric                 Natural Gas
                                    X      Water                    Trash                   Water                    Trash
  Confirmation                    Tracy Crowe/Property Manager                       Tracy Thompson/Property Manager
  Telephone Number                615.834.0694                                       615.834.8340
NOTES:                                                                               Renovated in 1992

COMPARISON TO SUBJECT:                                                               INFERIOR
                                                    COMPARABLE                                         COMPARABLE
DESCRIPTION                                           R - 2                                              R - 3
  Property Name                   Welch Bend                                         Dominion House
  Management Company              Freeman Webb                                       First Management Services
LOCATION:
  Address                         100 Tanglewood Ct                                  5099 Linbar Drive
  City, State                     Nashville, TN                                      Nashville, TN
  County                          Davidson                                           Davidson
  Proximity to Subject            Approx. .8 miles west of subject                   Approx. 0.61 miles east of
                                                                                     subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          383,834                                            169,000
  Year Built                      1976                                               1973
  Effective Age                   27                                                 25
  Building Structure Type         Brick & wood siding walls; asphalt shingle         Brick & wood siding walls; asphalt shingle
                                  roof                                               roof
  Parking Type (Gr., Cov., etc.)  Open                                               Open
  Number of Units                 478                                                200
  Unit Mix:                            Type           Unit    Qty.     Mo.                 Type        Unit      Qty.     Mo.
                                  1   1Br/1Ba          660    210     $416           1    1Br/1Ba        678      76     $475
                                  2   2Br/2Ba          868    228     $533           2    2Br/2Ba        936     114     $575
                                  2   2 Br/2.5Ba     1,188     40     $690                3Br/2Ba       1,081      10     $785

  Average Unit Size (SF)          803                                                845
  Unit Breakdown:                  Efficiency       0%      2-Bedroom      57%        Efficiency       0%     2-Bedroom       57%
                                   1-Bedroom        43%     3-Bedroom      0%         1-Bedroom       38%     3-Bedroom        5%
CONDITION:                        Good                                               Good
APPEAL:                           Average                                            Good
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling           Attach. Garage           Vaulted Ceiling
                                         Balcony           X      W/D Connection       X    Balcony            X     W/D Connection
                                         Fireplace                Other                X    Fireplace                Other
                                    X    Cable TV Ready                                X    Cable TV Ready
   Project Amenities                X    Swimming Pool                                 X    Swimming Pool
                                         Spa/Jacuzzi              Car Wash                  Spa/Jacuzzi              Car Wash
                                         Basketball Court         BBQ Equipment             Basketball Court   X     BBQ Equipment
                                         Volleyball Court         Theater Room              Volleyball Court         Theater Room
                                         Sand Volley Ball         Meeting Hall              Sand Volley Ball   X     Meeting Hall
                                    X    Tennis Court             Secured Parking           Tennis Court             Secured Parking
                                         Racquet Ball      X      Laundry Room              Racquet Ball       X     Laundry Room
                                         Jogging Track            Business Office           Jogging Track            Business Office
                                         Gym Room                                      X    Gym Room

OCCUPANCY:                        94%                                                99%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                     6 to 12 months
  Concessions                     1 month                                            None
  Pet Deposit                     No Pets                                            $250
  Utilities Paid by Tenant:         X    Electric                 Natural Gas          X    Electric                 Natural Gas
                                    X    Water                    Trash                     Water                    Trash
  Confirmation                    Cindy Myers/Property Manager                       Wayne Woodside/Property Manager
  Telephone Number                615.833.5643                                       615.833.0218
NOTES:                            None                                               None
                                  Similar                                            Slightly Superior
                                                     COMPARABLE                                        COMPARABLE
DESCRIPTION                                            R - 4                                              R - 5
  Property Name                    Sunrise                                            380 Harding
  Management Company               First Management Services                          Freeman Webb
LOCATION:
  Address                          189 Wallace Road                                   380 Harding Place
  City, State                      Nashville, TN                                      Nashville, TN
  County                           Davidson                                           Davidson
  Proximity to Subject             Less than 0.2 miles south of subject               Approx. 0.7 miles northwest of subject

PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)           118,800                                            248,005
  Year Built                       1974                                               1974
  Effective Age                    10                                                 18
  Building Structure Type          Brick & wood siding walls; asphalt shingle         Brick & wood siding walls; asphalt shingle
                                   roof                                               roof
  Parking Type (Gr., Cov., etc.)   Open                                               Open
  Number of Units                  200                                                160
  Unit Mix:                             Type        Unit     Qty.      Mo.                  Type         Unit    Qty.       Mo.
                                   1   1Br/1Ba       594     200      $442            1    1Br/1Ba       656      79      $460
                                                                                      2    2Br/2Ba      1,051     71      $603
                                                                                           3Br/2.5Ba     1,500     10      $740

  Average Unit Size (SF)           594                                                884
  Unit Breakdown:                   Efficiency         0%   2-Bedroom       0%         Efficiency       0%     2-Bedroom      44%
                                    1-Bedroom        100%   3-Bedroom       0%         1-Bedroom        49%    3-Bedroom      7%
CONDITION:                         Good                                               Good
APPEAL:                            Average                                            Average
AMENITIES:
   Unit Amenities                         Attach. Garage          Vaulted Ceiling           Attach. Garage           Vaulted Ceiling
                                          Balcony                 W/D Connection            Balcony             X    W/D Connection
                                     X    Fireplace               Other                 X   Fireplace                Other
                                     X    Cable TV Ready                                X   Cable TV Ready
   Project Amenities                 X    Swimming Pool                                 X   Swimming Pool
                                          Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi              Car Wash
                                          Basketball Court        BBQ Equipment             Basketball Court    X    BBQ Equipment
                                          Volleyball Court        Theater Room              Volleyball Court         Theater Room
                                          Sand Volley Ball   X    Meeting Hall              Sand Volley Ball    X    Meeting Hall
                                          Tennis Court            Secured Parking           Tennis Court             Secured Parking
                                          Racquet Ball       X    Laundry Room              Racquet Ball        X    Laundry Room
                                          Jogging Track           Business Office           Jogging Track            Business Office
                                     X    Gym Room                                          Gym Room

OCCUPANCY:                         92%                                                96%
LEASING DATA:
  Available Leasing Terms          6 to 12 months                                     9 to 12 months
  Concessions                      Reeduced rates for select units                    $100 off first month's rent
  Pet Deposit                      $250                                               $250
  Utilities Paid by Tenant:          X    Electric                Natural Gas           X   Electric                 Natural Gas
                                          Water                   Trash                     Water                    Trash
  Confirmation                     Jim Crowson/Property Manager                       Ann Mead/Property Manager
  Telephone Number                 615.333.7733                                       615.832.6847
NOTES:                             None                                               None
                                   Slightly Inferior                                  Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
NOB HILL VILLA, NASHVILLE, TENNESSEE

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1              COMPARABLE R-2             COMPARABLE R-3
   SOUTH BROOK                  WELCH BEND               DOMINION HOUSE
5101 Lindbar Drive          100 Tanglewood Ct          5099 Linbar Drive
  Nashville, TN               Nashville, TN              Nashville, TN
    [PICTURE]                   [PICTURE]                   [PICTURE]

  COMPARABLE R-4              COMPARABLE R-5
     SUNRISE                    380 HARDING
189 Wallace Road            380 Harding Place
  Nashville, TN               Nashville, TN
     [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 pages)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
NOB HILL VILLA, NASHVILLE, TENNESSEE

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
NOB HILL VILLA, NASHVILLE, TENNESSEE

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

 Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
NOB HILL VILLA, NASHVILLE, TENNESSEE

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 page)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Daniel Salcedo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                          /s/ Frank Fehribach
                                                   Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                           Tennessee Temporary Practice Permit
                                                        #00053573

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
NOB HILL VILLA, NASHVILLE, TENNESSEE

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 pages)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
NOB HILL VILLA, NASHVILLE, TENNESSEE

                             FRANK A. FEHRIBACH, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation             Mr. Fehribach has experience in valuations for resort
                      hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                      Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION             University of Texas - Arlington
                        Master of Science - Real Estate
                      University of Dallas
                       Master of Business Administration - Industrial Management
                        Bachelor of Arts - Economics

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
NOB HILL VILLA, NASHVILLE, TENNESSEE

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30828
                      State of Arkansas, State Certified General Appraiser, #CG1387N
                      State of Colorado, Certified General Appraiser,
                      #CG40000445
                      State of Georgia, Certified General Real Property Appraiser, #218487
                      State of Michigan, Certified General Appraiser,
                      #1201008081
                      State of Texas, Real Estate Salesman License, #407158 (Inactive)
                      State of Texas, State Certified General Real Estate Appraiser, #TX-1323954-G

PROFESSIONAL          Appraisal Institute, MAI Designated Member Candidate
AFFILIATIONS          Member of the CCIM Institute pursuing Certified
                      Commercial Investment Member (CCIM) designation

PUBLICATIONS          "An Analysis of the Determinants of Industrial Property
                      Valuation," Co-authored with Dr. Ronald C. Rutherford and
                      Dr. Mark Eakin, The Journal of Real Estate Research, Vol.
                      8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
NOB HILL VILLA, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
NOB HILL VILLA, NASHVILLE, TENNESSEE

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.